Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	August 10, 2016
For Further Information:	Timothy T. O'Dell, CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 2nd QUARTER 2016 RESULTS

Highlights

•	Income before income tax expense was $626,000 for the three months ended June 30, 2016 and increased $159,000, or 34.0%, compared to $467,000 for the three months ended June 30, 2015.

•	Income before income tax expense was $1.1 million for the six months ended June 30, 2016 and increased $374,000, or 52.1%, compared to $718,000 for the six months ended June 30, 2016.

•

Due to the reversal of the deferred tax valuation allowance as of December 31, 2015, the Company is now recording income tax expense for 2016, which impacts comparability between periods.  Net income for the three months ended June 30, 2016 totaled $422,000 and decreased $45,000, or 9.6%, compared to net income of $467,000 for the three months ended June 30, 2015.  Net income for the six months ended June 30, 2016 totaled $738,000 and increased $20,000, or 2.8%, compared to net income of $718,000 for the six months ended June 30, 2015.

•

Net interest income totaled $2.8 million for the quarter ended June 30, 2016 and increased $379,000, or 15.4%, compared to $2.5 million for the quarter ended June 30, 2015, driven by strong loan activity.

•

Credit quality remains strong as total criticized and classified loans decreased by $2.1 million, or 16.2%, during the six months ended June 30, 2016.  Nonperforming loans to total loans improved to 0.42% at June 30, 2016.

•	The allowance for loan losses (ALLL) to total loans was 2.00% at June 30, 2016, and the ratio of ALLL to nonperforming loans remains strong at 473.4%.

Worthington, Ohio – August 10, 2016  – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) announced that net income for the three months ended June 30, 2016 totaled $422,000 and decreased $45,000, or 9.6%, compared to net income of $467,000 for the three months ended June 30, 2015.  The decrease in net income was due to a $204,000 increase in income tax expense, a $174,000 decrease in noninterest income and a $85,000 increase in provision expense, which was partially offset by a $379,000 increase in net interest income and a $39,000 decrease in noninterest expense.

The Company reversed its deferred tax valuation allowance during the fourth quarter of 2015, and thus has recorded income tax expense starting in 2016.  On a comparable basis, income before income tax expense was $626,000 for the three months ended June 30, 2016 and increased $159,000, or 34.0%, compared to $467,000 for the three months ended June 30, 2015.

Net income attributable to common stockholders for the three months ended June 30, 2016, totaled $207,000, or $0.01 per diluted common share, and decreased $45,000, or 17.9%, compared to net income attributable to common stockholders of $252,000, or $0.02 per diluted common share, for the three months ended June 30, 2015.  For the three months ended June 30, 2016 and 2015, preferred dividends on the Company’s Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $215,000 for each period, respectively.

Net income for the six months ended June 30, 2016 totaled $738,000 and increased $20,000, or 2.8%, compared to net income of $718,000 for the six months ended June 30, 2015.  The increase in net income was due to a $609,000 increase in net interest income and a $50,000 decrease in noninterest expense, partially offset by a $354,000 increase in income tax expense, a $225,000 decrease in noninterest income, and a $60,000 increase in provision expense.

As indicated above, the Company reversed its deferred tax valuation allowance during the fourth quarter of 2015, and thus has recorded income tax expense starting in 2016.  On a comparable basis, income before income tax expense was $1.1 million for the six months ended June 30, 2016 and increased $374,000, or 52.1%, compared to $718,000 for the six months ended June 30, 2015.

Net income attributable to common stockholders for the six months ended June 30, 2016, totaled $309,000, or $0.02 per diluted common share, and increased $20,000, or 6.9%, compared to net income attributable to common stockholders of $289,000, or $0.02 per diluted common share, for the six months ended June 30, 2015.  For the six months ended June 30, 2016 and 2015, preferred dividends on the Company’s Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $429,000.

Timothy T. O’Dell, President and CEO, commented, “We are pleased with our Team’s success converting our loan pipelines into quality loan relationships.  This translates into increasing net interest income, our primary driver of earnings.”

Overview of Results

Net interest income.  Net interest income totaled $2.8 million for the quarter ended June 30, 2016 and increased $379,000, or 15.4%, compared to $2.5 million for the quarter ended June 30, 2015.  The increase in net interest income was primarily due to a $457,000, or 14.7%, increase in interest income, partially offset by a $78,000, or 11.9%, increase in interest expense.  The increase in interest income was primarily attributed to a $27.5 million, or 9.0%, increase in average interest-earning assets outstanding and a 21bps increase in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $16.9 million, or 6.5%, increase in average interest-bearing liabilities outstanding and a 5bps increase in the average cost of funds on interest-bearing liabilities.  As a result, net interest margin of 3.41% for the quarter ended June 30, 2016 increased 19bps compared to the net interest margin of 3.22% for the quarter ended June 30, 2015.

Net interest income totaled $5.5 million for the six months ended June 30, 2016 and increased $609,000, or 12.4%, compared to $4.9 million for the six months ended June 30, 2015.  The increase in net interest income was primarily due to a $797,000, or 13.0%, increase in interest income, partially offset by a $188,000, or 15.2%, increase in interest expense.  The increase in interest income was primarily attributed to a $29.6 million, or 9.9%, increase in average interest-earning assets outstanding and a 12bps increase in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $18.8 million, or 7.4%, increase in average interest-bearing liabilities outstanding and a 7bps increase in the average cost of funds on interest-bearing liabilities.  As a result, net interest margin of 3.35% for the six months ended June 30, 2016 increased 7bps compared to the net interest margin of 3.28% for the six months ended June 30, 2015.

Robert E. Hoeweler, Chairman of the Board, added “Our fundamentals remain strong with solid loan growth and business pipelines coupled with strong credit quality.”

Provision for loan losses.  The provision for loan losses totaled $160,000 for the quarter ended June 30, 2016 and increased $85,000, or 113.3%, compared to $75,000 for the quarter ended June 30, 2015.  The increase in the provision for loan losses for the quarter ended June 30, 2016 was primarily due to increased loan growth and net charge-offs, which was partially offset by a continual decrease in the majority of historical loss rates and favorable trends in certain qualitative factors.  Net charge-offs for the quarter ended June 30, 2016 totaled $263,000 compared to net charge-offs of $37,000 for the quarter ended June 30, 2015.  The ratio of the ALLL to nonperforming loans improved to 473.4% as of June 30, 2016.

The provision for loan losses totaled $210,000 for the six months ended June 30, 2016 and increased $60,000, or 40.0%, compared to $150,000 for the six months ended June 30, 2015.  The increase in the provision for loan losses for the six months ended June 30, 2016 was primarily due to increased loan growth and net charge-offs, which was partially offset by a continual decrease in the majority of historical loss rates and favorable trends in certain qualitative factors.  Net charge-offs for the six months ended June 30, 2016 totaled $217,000 compared to net-recoveries of $14,000 for the six months ended June 30, 2015.  The ratio of the ALLL to nonperforming loans improved to 473.4% as of June 30, 2016.

Noninterest income.  Noninterest income for the quarter ended June 30, 2016 totaled $290,000 and decreased $174,000, or 37.5%, compared to $464,000 for the quarter ended June 30, 2015. The decrease was primarily due to a $186,000 decrease in net gains on sales of loans and a $70,000 decrease in other noninterest income, partially offset by a $82,000 increase in service charges on deposit accounts.  The decrease in net gain on sales of loans was primarily due to an SBA loan sale that occurred during the second quarter of 2015.  The decrease in other noninterest income was related to decreased activity related to the Company’s joint ventures.  The increase in service charges on deposit accounts was related to increased pricing, deposit growth and account relationships.

Noninterest income for the six months ended June 30, 2016 totaled $594,000 and decreased $225,000, or 27.5%, compared to $819,000 for the six months ended June 30, 2015. The decrease was primarily due to a $242,000 decrease in net gains on sales of loans, and a $134,000 decrease in other noninterest income, partially offset by a $139,000 increase in service charges on deposit accounts.  The decrease in the net gains on sales of loans was primarily due to a SBA loan sale during the second quarter of 2015 and lower residential sales activity.  The decrease in other noninterest income was related to decreased activity related to the Company’s joint ventures.  The increase in service charges on deposit accounts was related to increased pricing, deposit growth and account relationships.

Noninterest expense.  Noninterest expense decreased $39,000, or 1.6%, and totaled $2.3 million for the quarter ended June 30, 2016, compared to $2.4 million for the quarter ended June 30, 2015.  The decrease in noninterest expense during the three months ended June 30, 2016 was primarily due to a $83,000 decrease in FDIC premiums, a $42,000 decrease in salaries and employee benefits expense and a $27,000 decrease in advertising and promotion expense, which was partially offset by a $98,000 increase in professional fees.  The decrease in FDIC premiums was due to lower assessment factors charged based on CFBank’s improved performance.  The decrease in salaries and employee benefits was due to fewer full-time-equivalent employees as a result of the timing of certain positions in the process of being filled.  The decrease in advertising and promotion expense was related to less marketing and advertising.  The increase in professional fees was due to increases in recruiting fees, legal expense related to loan workouts, and information technology consulting projects.

Noninterest expense decreased $50,000, or 1.0%, and totaled $4.8 million for the six months ended June 30, 2016, compared to $4.8 million for the six months ended June 30, 2015.  The decrease in noninterest expense during the six months ended June 30, 2016 was primarily due to a $110,000 decrease in salaries and employee benefits expense, a $73,000 decrease in FDIC premiums, and a $55,000 decrease in advertising and promotion expense, partially offset by a $178,000 increase in professional fees.  The decrease in salaries and employee benefits was due to fewer full-time-equivalent employees as a result of the timing of certain positions in the process of being filled.  The decrease in FDIC premiums was due to lower assessment factors charged based on CFBank’s improved performance.  The decrease in advertising and promotion expense was related to less marketing and advertising.  The increase in professional fees was due to increases in recruiting fees, legal expense related to loan workouts, and information technology consulting projects.

Income tax expense.  Income tax expense was $204,000 for the three months ended June 30, 2016, an increase of $204,000 compared to $0 for the three months ended June 30, 2015.  As of June 30, 2015, the Company maintained a valuation allowance against the net deferred tax asset which reduced the deferred tax asset to zero; thus, no income tax expense was recorded for the quarter ended June 30, 2015.  With the reversal of the deferred tax valuation allowance as of December 31, 2015, the Company is now recording income tax expense based on the federal statutory rate adjusted for the effect of bank owned life insurance and other miscellaneous items.  The effective tax rate for the quarter ended June 30, 2016, was approximately 32.6% which management believes is a reasonable estimate for the effective tax rate.

Income tax expense was $354,000 for the six months ended June 30, 2016, an increase of $354,000 compared to $0 for the six months ended June 30, 2015.  As of June 30, 2015, the Company maintained a valuation allowance against the net deferred tax asset which reduced the deferred tax asset to zero; thus, no income tax expense was recorded for the six months ended June 30, 2015.  With the reversal of the deferred tax valuation allowance as of December 31, 2015, the Company is now recording income tax expense based on the federal statutory rate adjusted for the effect of other items such as incentive stock option expense, bank owned life insurance, and other miscellaneous items.  The effective tax rate for the six months ended June 30, 2016, was approximately 32.4% which management believes is a reasonable estimate for the effective tax rate.

Balance Sheet Activity

General.  Assets totaled $364.8 million at June 30, 2016 and increased $13.5 million, or 3.8%, from $351.3 million at December 31, 2015.  The increase was primarily due to a $27.3 million increase in net loan balances, partially offset by a $12.9 million decrease in cash and cash equivalents.

Cash and cash equivalents.  Cash and cash equivalents totaled $13.0 million at June 30, 2016 and decreased $12.9 million, or 49.8%, from $25.9 million at December 31, 2015.  The decrease in cash and cash equivalents was primarily due to the use of cash to fund loan growth.

Securities.  Securities available for sale totaled $9.3 million at June 30, 2016 and decreased $39,000, or 0.4%, from $9.4 million at December 31, 2015.

Loans.    Net loans totaled $324.4 million at June 30, 2016 and increased $27.3 million, or 9.2%, from $297.1 million at December 31, 2015.  The increase was primarily due to a $15.0 million increase in commercial loan balances, a $9.9 million increase in single-family residential loans balances, a $6.2 million increase in commercial real estate loan balances, and a $4.0 million increase in multi-family loan balances, partially offset by a $4.3 million decrease in construction loan balances, and a $3.5 million decrease in total consumer loan balances.  The increase in commercial loan balances, single-family residential, commercial real estate and multi-family loans was due to increased sales activity.  The decrease in construction loan balances was primarily attributed to the completion of projects.

Allowance for loan losses (ALLL).    The ALLL totaled $6.6 million at June 30, 2016 and decreased $7,000, or 0.1%, from $6.6 million at December 31, 2015.  The decrease in the ALLL was primarily due to a decrease in historical loss rates and favorable trends in qualitative factors, which was partially offset by the provision for loan growth and net charge-offs for the quarter.  The ratio of the ALLL to total loans was 2.00% at June 30, 2016 compared to 2.18% at December 31, 2015.  In addition, the ratio of the ALLL to nonperforming loans was 473.4% at June 30, 2016, compared to 464.6% at December 31, 2015.

Foreclosed assets.  Foreclosed assets totaled $0 at June 30, 2016 compared to $1.6 million at December 31, 2015.  Foreclosed assets at December 31, 2015 consisted of one multi-family property that was transferred into REO at fair value at the time of transfer in 2013.  This property was subsequently sold during the second quarter of 2016.

Deposits.  Deposits totaled $296.0 million at June 30, 2016 and increased $5.6 million, or 1.9%, from $290.5 million at December 31, 2015.  The increase was primarily attributed to a $6.0 million increase in money market account balances and a $3.6 million increase in certificates of deposits, partially offset by a $6.6 million decrease in checking account balances.  The majority of the deposit increase was a result of management’s focused sales and marketing efforts to grow deposits to fund loan growth.

Stockholders’ equity.    Stockholders’ equity totaled $38.8 million at June 30, 2016, an increase of $482,000, or 1.3%, from $38.3 million at December 31, 2015.  The increase in total stockholders’ equity was primarily attributed to net income, which was partially offset by the dividends paid on the Company’s Series B Preferred Stock during the six months ended June 30, 2016.

In May 2016, the Company announced that its Board of Directors has adopted a stock repurchase program pursuant to which the Company may repurchase up to 3% of the Company's common stock over the next six months.  Any purchases under the repurchase program will be made from time to time in the open market in accordance with applicable federal and state securities laws and regulations.  The timing and amount of any stock repurchases will be determined by the Company's management based on its evaluation of market conditions, regulatory requirements and other corporate considerations.  During the quarter ended June 30, 2016, the Company repurchased 20,500 shares of common stock for an aggregate purchase price of $29,000.  The 20,500 shares of repurchased common stock are held by the Company as treasury stock.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892.  CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio and a loan production office in Woodmere, Ohio (Cuyahoga County).  Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

Statements in this earnings release that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the Holding Company) or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

changes in economic and political conditions could adversely affect our earnings through declines in deposits, loan demand, the ability of our customers to repay loans and the value of the collateral securing our loans;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	the possibility that we will need to make increased provisions for loan losses;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to reduce our high level of nonperforming assets and the associated operating expenses;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets;

•	our ability to continue to meet regulatory requirements and guidelines to which we are subject;
•	our ability to generate profits in the future;
•	our ability to raise additional capital in the future, if necessary;
•	changes in tax laws, rules and regulations;
•	increases in deposit insurance rates or premiums;
•	further legislative and regulatory changes which may increase compliance costs and burdens;
•	unexpected losses of key management;
•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency;

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	our ability to grow our core businesses;
•	our ability to effectively manage our growth;
•	any failure, interruption or breach in security of our communications and information systems;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	Management's ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this report speak only as of the date of the report.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Our filings with the Securities and Exchange Commission detail other risks, all of which are difficult to predict and many of which are beyond our control.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)	Three months ended			Six months ended
	June 30,			June 30,
	2016	2015	% change	2016	2015	% change

Total interest income	$3,570	$3,113	15%	$6,928	$6,131	13%
Total interest expense	735	657	12%	1,427	1,239	15%
Net interest income	2,835	2,456	15%	5,501	4,892	12%

Provision for loan losses	160	75	113%	210	150	40%
Net interest income after provision for loan losses	2,675	2,381	12%	5,291	4,742	12%

Noninterest income
Service charges on deposit accounts	198	116	71%	371	232	60%
Net gain on sales of loans	23	209	-89%	51	293	-83%
Net gain on sale of securities	-	-	n/m	-	(12)	n/m
Other	69	139	-50%	172	306	-44%
Noninterest income	290	464	-38%	594	819	-27%

Noninterest expense
Salaries and employee benefits	1,175	1,217	-3%	2,327	2,437	-5%
Occupancy and equipment	149	134	11%	283	273	4%
Data processing	267	268	0%	542	517	5%
Franchise and other taxes	88	81	9%	176	161	9%
Professional fees	300	202	49%	624	446	40%
Director fees	58	33	76%	105	66	59%
Postage, printing and supplies	41	58	-29%	95	130	-27%
Advertising and promotion	18	45	-60%	35	90	-61%
Telephone	27	31	-13%	58	56	4%
Loan expenses	12	6	100%	43	43	0%
Foreclosed assets, net	16	28	-43%	49	74	-34%
Depreciation	54	52	4%	107	104	3%
FDIC premiums	20	103	-81%	134	207	-35%
Regulatory assessment	28	47	-40%	56	98	-43%
Other insurance	27	31	-13%	58	61	-5%
Other	59	42	40%	101	80	26%
Noninterest expense	2,339	2,378	-2%	4,793	4,843	-1%

Income before income taxes	626	467	34%	1,092	718	52%
Income tax expense	204	-	n/m	354	-	n/m
Net Income	$422	$467	-10%	$738	$718	3%
Dividends on Series B preferred stock and accretion of discount	(215)	(215)	0%	(429)	(429)	0%
Earnings attributable to common stockholders	$207	$252	-18%	$309	$289	7%

Share Data
Basic earnings (loss) per common share	$0.01	$0.02		$0.02	$0.02
Diluted earnings (loss) per common share	$0.01	$0.02		$0.02	$0.02

Average common shares outstanding - basic	16,017,997	15,823,710		16,021,103	15,823,710
Average common shares outstanding - diluted	16,028,990	15,836,192		16,029,576	15,833,673

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
(unaudited)	2016	2016	2015	2015	2015
Assets
Cash and cash equivalents	$13,007	$24,779	$25,895	$20,101	$28,293
Interest-bearing deposits in other financial institutions	100	-	-	494	494
Securities available for sale	9,329	9,372	9,368	11,573	9,135
Loans held for sale	2,736	1,598	889	673	1,992
Loans	330,977	307,195	303,684	289,956	290,640
Less allowance for loan losses	(6,613)	(6,716)	(6,620)	(6,522)	(6,480)
Loans, net	324,364	300,479	297,064	283,434	284,160
FHLB stock	1,942	1,942	1,942	1,942	1,942
Foreclosed assets, net	-	1,636	1,636	1,636	1,636
Premises and equipment, net	3,530	3,561	3,609	3,657	3,691
Bank owned life insurance	4,863	4,830	4,797	4,763	4,730
Accrued interest receivable and other assets	4,882	5,154	6,093	3,169	3,240
Total assets	$364,753	$353,351	$351,293	$331,442	$339,313

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$37,182	$37,266	$42,926	$29,664	$31,549
Interest bearing	258,846	255,168	247,541	244,150	250,500
Total deposits	296,028	292,434	290,467	273,814	282,049
FHLB advances	22,500	14,500	14,500	14,500	14,500
Advances by borrowers for taxes and insurance	198	353	656	311	280
Accrued interest payable and other liabilities	2,078	2,369	2,203	2,537	2,383
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	325,959	314,811	312,981	296,317	304,367

Stockholders' equity	38,794	38,540	38,312	35,125	34,946
Total liabilities and stockholders' equity	$364,753	$353,351	$351,293	$331,442	$339,313

Consolidated Financial Highlights

	At or for the three months ended					At or for the six months ended
($ in thousands except per share data)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,	June 30,
(unaudited)	2016	2016	2015	2015	2015	2016	2015

Earnings (loss)
Net interest income	$2,835	$2,666	$2,451	$2,454	$2,456	$5,501	$4,892
Provision for loan losses	$160	$50	$50	$50	$75	$210	$150
Noninterest income	$290	$304	$205	$324	$464	$594	$819
Noninterest expense	$2,339	$2,454	$2,370	$2,398	$2,378	$4,793	$4,843
Net Income (loss) (1)	$422	$316	$3,429	$330	$467	$738	$718
Dividends on Series B preferred stock and accretion of discount	$(215)	$(214)	$(214)	$(214)	$(215)	$(429)	$(429)
Earnings (loss) available to common stockholders	$207	$102	$3,215	$116	$252	$309	$289
Basic earnings (loss) per common share	$0.01	$0.01	$0.20	$0.01	$0.02	$0.02	$0.02
Diluted earnings (loss) per common share	$0.01	$0.01	$0.15	$0.01	$0.02	$0.02	$0.02

Performance Ratios (annualized)
Return on average assets	0.47%	0.36%	4.06%	0.40%	0.57%	0.42%	0.45%
Return on average equity	4.37%	3.29%	39.05%	3.77%	5.37%	3.83%	4.14%
Average yield on interest-earning assets	4.29%	4.14%	4.00%	4.06%	4.08%	4.22%	4.10%
Average rate paid on interest-bearing liabilities	1.06%	1.03%	1.03%	1.03%	1.01%	1.04%	0.97%
Average interest rate spread	3.23%	3.11%	2.97%	3.03%	3.07%	3.18%	3.13%
Net interest margin, fully taxable equivalent	3.41%	3.29%	3.13%	3.17%	3.22%	3.35%	3.28%
Efficiency ratio	74.85%	82.63%	89.23%	86.32%	81.44%	78.64%	84.62%
Noninterest expense to average assets	2.61%	2.80%	2.80%	2.87%	2.89%	2.71%	3.01%

Capital
Core capital ratio (2)	10.92%	10.89%	11.12%	10.82%	10.85%	10.92%	10.85%
Total risk-based capital ratio (2)	13.23%	13.69%	13.67%	13.77%	13.14%	13.23%	13.14%
Tier 1 risk-based capital ratio (2)	11.97%	12.43%	12.40%	12.50%	11.88%	11.97%	11.88%
Common equity tier 1 capital to risk weighted assets (2)	11.97%	12.43%	12.40%	12.50%	11.88%	11.97%	11.88%
Equity to total assets at end of period	10.64%	10.91%	10.91%	10.60%	10.30%	10.64%	10.30%

Book value per common share	$1.67	$1.66	$1.64	$1.46	$1.45	$1.67	$1.45
Tangible book value per common share	$1.67	$1.66	$1.64	$1.46	$1.45	$1.67	$1.45
Period-end market value per common share	$1.36	$1.35	$1.32	$1.34	$1.31	$1.36	$1.31
Period-end common shares outstanding	16,003,710	16,024,210	16,024,210	15,823,710	15,823,710	16,003,710	15,823,710
Average basic common shares outstanding	16,017,997	16,024,210	15,957,377	15,823,710	15,823,710	16,021,103	15,823,710
Average diluted common shares outstanding	16,028,990	16,033,988	22,820,088	15,832,106	15,836,192	16,029,576	15,833,673

Asset Quality
Nonperforming loans	$1,397	$1,442	$1,425	$1,492	$1,538	$1,397	$1,538
Nonperforming loans to total loans	0.42%	0.47%	0.47%	0.51%	0.53%	0.42%	0.53%
Nonperforming assets to total assets	0.38%	0.87%	0.87%	0.94%	0.94%	0.38%	0.94%
Allowance for loan losses to total loans	2.00%	2.19%	2.18%	2.25%	2.23%	2.00%	2.23%
Allowance for loan losses to nonperforming loans	473.37%	465.74%	464.56%	437.13%	421.33%	473.37%	421.33%
Net charge-offs (recoveries)	$263	$(46)	$(48)	$8	$37	$217	$(14)
Annualized net charge-offs (recoveries) to average loans	0.34%	(0.06%)	(0.07%)	0.01%	0.05%	0.14%	(0.01%)

Average Balances
Loans	$313,438	$298,158	$280,169	$280,710	$276,731	$305,798	$269,742
Assets	$358,290	$349,991	$338,095	$334,067	$329,230	$354,140	$322,287
Stockholders' equity	$38,632	$38,422	$35,127	$35,018	$34,781	$38,527	$34,684

(1)  Net Income for the quarter ended December 31, 2015, includes a $3.2 million credit to income tax expense as a result of the reversal of a deferred tax valuation allowance that occurred in the fourth quarter of 2015.

(2) Regulatory capital ratios of CFBank